UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 10, 2007
Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

000-10535	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.
Strategic Business Alliance Relating to the Company’s Mortgage Operations and Secondary Marketing Functions
On December 10, 2007, management of Citizens Republic Bancorp, Inc. (the “Company”) finalized and committed to a plan to enter into a strategic business alliance concerning the Company’s mortgage operations and secondary market functions by entering into a contract, through its banking subsidiaries, with PHH Mortgage to perform mortgage loan processing, servicing of new mortgage loan originations, certain secondary-marketing functions and other mortgage-related loan origination services. This action was taken in accordance with the prior authorization of the Company’s Board of Directors following an evaluation by management of the Company’s mortgage operations after its merger with Republic. The Company believes that this alliance will increase its ability to originate loans through more channels with quicker loan decisions and closings by improving access to technology and offering competitive pricing.
The Company expects to have fully implemented the strategic business alliance concerning the mortgage operations and secondary marketing functions by the end of March 2008. In connection with this initiative, the Company expects to reduce its workforce by approximately 60 employees (approximately 2.3% of its workforce). This headcount reduction is anticipated to result in approximately $1.1 million to $1.3 million in severance related costs, all of which will be recorded in the fourth quarter of 2007 and will result in future cash expenditures in the same range.
On December 10, 2007, following an evaluation by management of the Company's operations after its merger with Republic, management of the Company also finalized and committed to plans that improve operational efficiencies by better utilization of part-time employees. The Company expects to begin implementing the change immediately, with full implementation by the end of February 2008. This action is anticipated to result in $0.9 million to $1.2 million of severance related costs, all of which will be recorded in the fourth quarter of 2007 and will result in future cash expenditures in the same range.
The combined pre-tax impact for the fourth quarter of 2007 as a result of the actions described above is expected to be $2.0 million to $2.5 million ($1.3 million to $1.6 million after-tax), or approximately $0.02 per diluted share.
Safe Harbor Statement
Discussions in this report that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Company’s loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial and residential real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Company’s interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Company’s potential inability to continue to attract core deposits; Company’s potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Company’s potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Company’s potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Company’s products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Company’s business continuity plans or data security systems; the potential failure of Company’s external vendors to fulfill their contractual obligations to Company; Company’s potential inability to integrate acquired operations, including those associated with the Republic merger; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Company’s controls and procedures; Company’s success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Our forward-looking statements are not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Other factors not currently anticipated may also materially and adversely affect the Company’s results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While the Company believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. The Company does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its: General Counsel and Secretary

Date: December 12, 2007